Exhibit 10.10

AMENDED AND RESTATED RESEARCH AND LICENCE AGREEMENT

This Amended and Restated Research and Licence Agreement (“Agreement”) is

entered into on 7 May 2013, and is effective as of 29 October 2009 (“the Effective Date”)

Between

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.

a company duly incorporated and existing under the laws of the State of Israel of P.O. Box 12000 Jerusalem 91120, Israel

(“Hadasit”)

and

KADIMASTEM LTD.

a company duly incorporated and existing under the laws of the State of Israel of 7 Pinchas Sapir Street, Weizmann Science Park, Nes Ziona, 74036, Israel

(“the Company”)

(each a “Party”, and collectively “the Parties”)

WHEREAS:	Hadasit is a wholly owned subsidiary of Hadassah Medical Organization (“HMO”) serving as its commercial arm; and

WHEREAS:	the Company wishes to receive - and Hadasit is willing to procure the provision to the Company by HMO of - certain lines of human embryonic stem cells (“hES cells”) and/or induced pluripotent stem (“iPS”) cell lines for the purpose of conducting the Feasibility Study (as defined below), and of an hES cell line of clinical grade quality and an iPS cell line if and when available, for such purpose, all subject to and accordance with the terms and conditions of this Agreement; and

WHEREAS:	the Company is interested in the performance of research by an HMO team under the supervision of Prof. Benjamin E. Reubinoff (“Prof. Reubinoff”) at HMO for completing the characterisation of hES cells and for the development and characterisation of research grade iPS cell lines and, on a best efforts basis only, the development of clinical grade hES or iPS cells, as specified in the research programs attached hereto as Appendix A (“the Research Program” and “the Research”, respectively) and Appendix A1 (“the Additional Research Program” and “the Additional Research”, respectively); and is willing, subject to and in accordance with the terms and conditions of this Agreement, to finance the performance of the Research in accordance with the Research Budget as defined below); and

WHEREAS:	Hadasit is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Research at HMO as aforesaid; and

WHEREAS:	the Company wishes to receive and Hadasit is willing to grant to the Company, an exclusive licence and certain non-exclusive licences to use the HMO Cells and the Licensed Information (as defined below) for the purposes specified in this Agreement, all subject to and in accordance with the terms and conditions of this Agreement below,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	PREAMBLE, APPENDICES AND INTERPRETATION

1.1.	The Preamble and Appendices hereto form an integral part of this Agreement.

1.2.	In this Agreement the following terms shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.	“Additional Research Budget” - shall mean the total amount of US $120,000 (one hundred and twenty thousand United States Dollars) (plus Value Added Tax, if applicable) per year as specified in the detailed budget attached hereto as Appendix B1.

1.2.2.	“Additional Research Period” - shall mean the 4 (four) year period commencing on the later of (i) the Additional Research Effective Date (as defined in clause 3.8 below), or (ii) June 1, 2013, and ending 4 (four) years thereafter, subject to termination pursuant to the provisions set forth herein.

1.2.3.	“Additional Research Results” - shall mean all results and other data from the Additional Research (including, information relating to the analysis and characterisation of the HMO Cell lines supplied to the Company), and any new know-how and/or technology in the field of the Additional Research generated or developed by HMO in the performance of the Additional Research.

1.2.4.	“Affiliate” - with respect to any Party, shall mean any person or entity who controls or is controlled by, or is under common control with (for as long as such Party shall retain “control”, as defined hereinafter), such Party; “control” shall mean the holding of at least 50% (fifty percent) of the issued share capital or the voting power of the relevant entity, or the holding of a right to appoint at least 50% (fifty percent) of the directors of such entity;

1.2.5.	“Business Day” - shall mean a day, excluding Saturday, on which banks in Tel-Aviv, Israel, are generally open for business;

1.2.6.	“Company Confidential Information” - shall have the meaning ascribed to such term in clause 13.6 below;

1.2.7.	“Company Intellectual Property” - shall have the meaning ascribed to such term in clause 5.4 below;

1.2.8.	“Development Program” - shall mean a development and commercialisation plan specifying the activities and timetable necessary to develop any Licensed Products to commercialisation, including the performance of steps required for obtaining regulatory approvals from, and/or compliance with all safety requirements with respect to such Licensed Products and/or the sale of such Licensed Products;

1.2.9.	“Distributor” - shall mean an independent third party with whom there is a bona fide distribution, reseller or similar agreement pursuant to which such third party does not have any rights under the Licensed Information and purchases Licensed Products in consideration for the purchase price therefor, solely for resale and/or distribution in the same form to end-users;

1.2.10.	“Drug Screening Affiliate” - shall bear the meaning ascribed to such term in clause 7.6.2 below;

1.2.11.	“Drug Screening Products” - shall mean any tangible and non-pluripotent, fully differentiated, cells and/or tissues, that are produced by implementing the Company’s know-how (whether owned and/or licensed from third parties), on cells that are derived from the HMO Cells, except in the Excluded Field; it being agreed that the term “Drug Screening Products” does not include any “Products”, “Licensed Products” or “Work Product”;

1.2.12.	“Exchange Rate” - shall mean, with respect to any amount to be calculated on the basis of a payment received by the Company in a currency other than New Israeli Sheqels, the representative rate of exchange of such currency and New Israeli Sheqels published by the Bank of Israel at the end of business on the date of receipt. In the event that there is no trade on the date of receipt, the exchange rate will be the last representative rate of exchange of such currency and New Israeli Sheqels published by the Bank of Israel immediately prior to the date of receipt;

1.2.13.	“Excluded Field” - shall mean field of retinal degenerative diseases;

1.2.14.	“Feasibility Study” - shall have the meaning ascribed to such term in clause 2.1 below;

1.2.15.	“First Commercial Sale” - shall mean (i) with respect to any Licensed Product in any country, the first commercial sale of any Licensed Product in such country after the approvals required by the competent authorities in such country have been obtained e.g., U.S. Food and Drug Administration (“FDA”) New Drug Approval, the European Medicines Agency (“EMA”), the Israeli Ministry of Health or national medicinal agency marketing approval or equivalent approval; or (ii) with respect to the provision of any Services in any country, the first commercial rendering of Services in such country after the approvals (if any) required by the competent authorities in such country have been obtained as aforesaid (excluding pilot phases);

1.2.16.	“Hadasit Confidential Information” - shall have the meaning ascribed to such term in clause 13.3 below;

1.2.17.	“HMO Cells” - shall mean the hES cells or iPS cell lines supplied to the Company, as provided in clauses 2.1, 2.3, 2.6 and 2.7 below, and any progeny, unmodified derivatives (produced or derived by or on behalf of HMO), genetically modified hES or iPS cells (by or on behalf of HMO) or clones of such cells or cell lines (whether such clones are made by HMO or the Company);

1.2.18.	“Implantation Products for Diabetes” - shall mean Products comprising or embodying endoderm pancreatic cells for the treatment of diabetes by cell therapy methods only;

1.2.19.	“Intellectual Property” - shall mean patents, designs, trademarks, trade names, domain names, copyright, trade secrets, know-how, rights in respect of technical information and any other intellectual property whatsoever, registrable or otherwise and all applications for any of the aforegoing;

1.2.20.	“Know-how” - shall have the meaning ascribed to such term in clause 2.5 below;

1.2.21.	“Licence” - shall mean the exclusive and non-exclusive licences referred to clause 6.1 below;

1.2.22.	“Licensed Information” - shall mean: (i) the Know-how; (ii) the Research Results; and (iii) the Additional Research Results;

1.2.23.	“Licensed Products” - shall mean: (i) the Implantation Products for Diabetes; and (ii) the Other Implantation Products;

1.2.24.	“Milestones” - shall have the meaning ascribed to such term in clause 12.2 below;

1.2.25.	“Net Sales” –

(i)	the total gross amount actually received by or on behalf of the Company in connection with the sale of Licensed Products (whether such sales are made before or after the First Commercial Sale in any country); and

(ii)	the total gross amount actually received by the Company and/or a Drug Screening Affiliate (as applicable) in connection with the provision of the Services (whether such Services were provided before or after the First Commercial Sale in any country); and

(iii)	the total gross amount actually received by the Company and/or a Drug Screening Affiliate of the Company (as applicable) in respect of the sale of Work Product (whether such sales are made before or after the First Commercial Sale in any country);

in all cases after deduction of the following - provided that with respect to the deductions in subparagraphs (a) below, amounts corresponding thereto are actually received by or on behalf of the Company or a Drug Screening Affiliate (as applicable), with respect to deductions in subparagraph (b) below, amounts corresponding thereto are actually received or disbursed by or on behalf of the Company or a Drug Screening Affiliate (as applicable), and with respect to the deduction in subparagraph (c) below, the amounts are subsequently refunded:

(a)	sales taxes (including value added taxes), customs, duties and other similar governmental charges or taxes (for the removal of doubt, excluding any income tax), to the extent applicable to such sale and included in the invoice in respect of such sale;

(b)	transportation, freight, shipping costs and insurance, to the extent that such items are separately itemised on invoices; and

(c)	refunds, discounts, rebates, credits or allowances, if any, actually granted on account of retroactive price adjustments, rejections, recalls or returns in respect of Licensed Products previously sold or Services previously provided;

provided, however, that: (i) with respect to sales of Licensed Products and/or provision of Services which are not at arm’s-length, the term “Net Sales” shall mean the total amount that would have been due in an arm’s-length sale of Licensed Products and/or Services (as the case may be) made in the ordinary course of business and according to the current market conditions for such sale of Licensed Products and/or Services (as applicable) or, in the absence of such current market conditions, according to market conditions for the sale of products similar to the Licensed Products and/or services similar to the Services (the “Fair Market Value”); (ii) in respect of sales of Licensed Products by or on behalf of the Company to a Distributor appointed by the Company, the term “Net Sales” shall mean the higher of: (A) the total amount actually received by the Company from such Distributor in respect of such sales; and (B) the total amount actually received by such Distributor on the resale of the Licensed Products sold to it by or on behalf of the Company (in each case after the deductions specified in subparagraph (a), (b) and (c) above, to the extent applicable); and (iii) any amount deducted or withheld on account of taxes on net income shall be deemed to have been received by or on behalf of the Company or a Drug Screening Affiliate (as applicable), as provided in clause 10.4 below.

In the event of a dispute regarding the Fair Market Value to be attributed to any such sale as aforesaid, then the Fair Market Value shall be determined by an expert appointed in accordance with the provisions of clause 10.2 below. The determination of the expert shall be final and binding on the Parties;

1.2.26.	“Other Implantation Products” - shall mean Products comprising or embodying other cells of the pancreatic and/or hepatic endoderm lineages solely for implantation in humans and/or for cell replacement therapy;

1.2.27.	“Products” - shall mean any tangible products or materials (i) that are directly produced by using the HMO Cells and/or originating from the HMO Cells; or (ii) that wholly or partially incorporate the HMO Cells;

1.2.28.	“Representatives” - shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively, who are exposed to Hadasit Confidential Information or the Company Confidential Information (as the case may be).

1.2.29.	“Research Budget” - shall mean the total amount of US $160,000 (one hundred and sixty thousand United States Dollars) (plus Value Added Tax, if applicable) per year as specified in the detailed budget attached hereto as Appendix B;

1.2.30.	“Research Period” - shall mean the 3 (three) year period commencing on the Effective Date, subject to termination pursuant to the provisions set forth herein;

1.2.31.	“Research Results” - shall mean all results and other data from the Research (including, information relating to the analysis and characterisation of the HMO Cell lines supplied to the Company), and any new know-how and/or technology in the field of the Research generated or developed by HMO in the performance of the Research;

1.2.32.	“Royalty Period” shall have the meaning ascribed to such term in clause 8.1 below;

1.2.33.	“Services” - shall mean any services (including, the conducting of drug-screening tests and other tests ordered by third parties for the development of pharmaceutical and/or medical treatments) except in the Excluded Field, which are, in whole or in part, developed and/or rendered to a third party while using the Drug Screening Products; it being agreed that the term “Services” does not include any “Work Product”;

1.2.34.	“Sublicence” - shall mean any right granted, licence given, or agreement entered into by the Company to or with any other person or entity, (i) permitting use of the HMO Cells and/or the Licensed Information (or any part thereof) for the development and/or manufacture and/or marketing and/or distribution (except to a Distributor), and/or sale of Licensed Products, and/or (ii) permitting the use of the Drug Screening Products by such other person or entity for its internal use only and/or the commercialisation of any ensuing Work Product (except that a Drug Screening Affiliate shall be permitted the use of the Drug Screening Products as set out in clause 7.6.2 below – i.e. including for the provision of Services and commercialisation of Work Product); (for the removal of doubt, whether or not such grant of rights, licence given or agreement entered into is described as a sublicence); and the term “Sublicensee” shall be construed accordingly;

1.2.35.	“Sublicensing Receipts” - shall mean all consideration of any kind, whether monetary or otherwise (for the removal of doubt, whether received before or after the First Commercial Sale in any country), actually received by the Company for or in connection with the grant of Sublicences and/or options for Sublicences, including one-time, lump sum or other such payments and royalties or other consideration received by the Company (i) based on sales of Licensed Products by Sublicensees, or (ii) except with respect to Drug Screening Affiliates as set forth in clause 7.6.2 below - based on the supply of Drug Screening Products to Sublicensees and/or the use of such Drug Screening Products by such Sublicensees; save for the Company’s Net Sales in respect of which the Company has paid royalties to Hadasit as set out in clauses 9.1.1 and 9.1.3(i) below and for the Company’s Work Product Receipts in respect of which the Company has paid royalties to Hadasit as set out in clause 9.1.3(ii) below (including any amount received by the Company from any Distributor in respect of Licensed Products sold to it by or on behalf of the Company);

1.2.36.	“Work Product” - shall mean to include any work product, material, deliverable or result of any kind, whether tangible or intangible (including, any designs, discoveries, inventions, know-how and/or techniques embodied therein), being the output of (i) Services provided by the Company to the respective third party ordering the Services, or (ii) the use of the Drug Screening Products by a Sublicensee or by the Company for its internal use, including, any derivatives thereof (other than any derivatives of any Drug Screening Products per-se);

1.2.37.	“Work Product Receipts” - shall mean all consideration, of any kind, whether monetary or otherwise, actually received by the Company and by any Drug Screening Affiliates for or in connection with the grant of Sublicences, and/or options for Sublicenses, including one-time, lump sum or other such payments and royalties or other consideration received by the Company (except with respect to Drug Screening Affiliates as set forth in clause 7.6.2 below) based on sales of Work Product by Sublicensees; save for the Company’s Net Sales in respect of which the Company has paid royalties to Hadasit as set out in clauses 9.1.1 and 9.1.3(i) below and for the Company’s Sublicensing Receipts in respect of which the Company has paid royalties to Hadasit as set out in clause 9.1.2 below (including any amount received by the Company from any Distributor in respect of Licensed Products sold to it by or on behalf of the Company);

1.2.38.	in this Agreement, the terms “Agreement”, “Effective Date”, “Hadasit”, “the Company”, “the Party”, “the Parties”, “HMO”, “hES cells”, “iPS cells”, “Prof. Reubinoff”, “the Research Program”, and “the Research” shall bear the definitions assigned to them respectively in the heading or in the preamble hereto, as the case may be.

1.3.	In this Agreement, (including the Appendices hereto), unless the context otherwise requires:

1.3.1.	“including”, “includes” means including, without limiting the generality of any description preceding such terms;

1.3.2.	any reference to “law” includes any national, federal, state, or local statute, law, ordinance, regulation, rule, code, order or requirement, as the same may have been, or may from time to time be, amended, modified, re-enacted or consolidated;

1.3.3.	any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case, whether or not having separate legal personality);

1.3.4.	any reference to “sale” shall include the sale, lease, rental or other disposal of a Licensed Product;

1.3.5.	references to a person shall, without derogating from clause 19 (Assignment) below, include its successors and permitted assigns;

1.3.6.	use of the singular includes the plural and vice versa and the use of any gender includes the other genders.

2.	FEASIBILITY; SUPPLY OF CELLS; KNOW-HOW

2.1.	Supply of research grade cells - Upon the Effective Date, Hadasit shall procure the provision to the Company by HMO (i.e. the Human Embryonic Stem Cells Research Center at HMO), free of any charge to the Company, the following: (i) 1 (one) line of undifferentiated pluripotent research grade human hES cells having clinical grade potential; and (ii) 1 (one) line of research grade hES or iPS cells, having no clinical grade potential.

Furthermore, Hadasit shall procure the provision to the Company of 1(one) additional line of iPS cells having clinical grade potential (“the Additional Line”) if and when available at HMO; all of the aforegoing solely for the purpose of ascertaining and/or evaluating the suitability and/or feasibility thereof for the production of insulin-producing cells analogous to pancreatic islet beta cells, and of other cells of the pancreatic, hepatic endoderm lineages, and the development of the necessary protocols for future use thereof for implantation in a human patient, and/or for cell replacement therapy (“the Feasibility Study”). The two aforementioned lines of cells and the Additional Line, if applicable, shall be transferred to the Company as living cultures and as frozen ampoules.

2.2.	Hadasit shall procure that HMO shall keep on record data characterising the aforesaid cells in accordance with parameters set out in Appendix C hereto.

2.3.	In the event that the hES or iPS cell lines supplied by HMO as aforesaid do not meet the Company’s technological requirements as detailed in Appendix D hereto, then the Company, may, at its discretion, either (i) require that Hadasit shall procure that HMO makes its best efforts to replace such cell lines with cell lines that meet such requirements (whereby the deficient undifferentiated cell lines shall be returned after the Company has a reasonable opportunity to examine the replacement cell lines), or (ii) terminate this Agreement by written notice to Hadasit (for the removal of doubt, such failure shall not constitute a breach of this Agreement).

2.4.	The Company shall bear all costs and expenses related to the performance of the Feasibility Study.

2.5.	Know-how - Upon the Effective Date Hadasit shall procure the provision to the Company by HMO, free of any charge to the Company, of the routine, generally known methods for culturing cells and know-how in use in the laboratory of Prof. Reubinoff (or any other scientist appointed in his stead subject to clause 3.3 below) at HMO which are relevant to the establishment and maintenance of the human feeder dependent culture system that will enable the propagation, in the laboratories of the Company, of the lines of undifferentiated research grade hES and/or iPS cells supplied to the Company by HMO as aforesaid in clause 2.1 above. In addition, Hadasit shall procure that HMO shall provide to the Company free of any charge such methods for culturing cells and know-how as mentioned above with respect to clinical grade cells – if and when the clinical grade hES or iPS cells are supplied to the Company as provided in clause 2.6 below (collectively, “the Know-how”).

2.6.	Supply of clinical grade cells - Upon the completion by the Company of the stage of development as set out in clause 12.2.1(a) and the determination by the Company of the specific cell line that is most suitable for such purposes, Hadasit shall procure the supply to the Company by HMO, free of any charge to the Company, of the same hES cell line or iPS cell line or both if available, of clinical grade quality as more fully provided in Appendix E hereto, provided that in the case of the iPS cell line as aforesaid, such iPS cell line shall have been developed during the Research Period, the Additional Research Period, or any extended Research mutually agreed upon by the Parties pursuant to clause 3.2 below. The same shall be in compliance with the requirements (specifications) for the said clinical grade hES or iPS cells, which shall be produced (i) using Good Manufacturing Practice (“GMP”) grade materials; (ii) under GMP conditions; (iii) using human feeders and no animal products; and (iv) in accordance with any other requirement set out in Appendix E hereto (it being understood that the above technical specifications are subject to any mutually agreed modifications which may be required for compliance with regulatory requirements of the FDA and other regulatory bodies), together with the accompanying documentation, for the purposes of producing pancreatic cells and of other cells of the pancreatic, hepatic endoderm lineages for implantation in human patients.

2.7.	During the term of the Agreement, Hadasit shall procure, free of any charge to the Company, that HMO shall use its best efforts to maintain a backup of the cells mentioned in clauses 2.1 and 2.6 above, as of the time that such cells are delivered to the Company, in a manner that such can be supplied to the Company in the event that the Company’s stock of such cells is destroyed, contaminated, exhibit problems in terms of pluripotency and/or genetic stability, or are lost for any reason.

2.8.	Hadasit shall procure that HMO shall be solely responsible for the proper storage of the HMO Cells while in the possession of Hadasit and/or HMO. The Company shall be solely responsible for the proper storage of the HMO Cells while in its possession.

2.9.	For the removal of doubt, the Company shall not be restricted or prevented from developing, producing, marketing, distributing and/or selling (whether by itself or by third parties) endoderm pancreatic cells, for the treatment of diabetes by cell therapy or other methods, other cells of the pancreatic, hepatic endoderm lineages and/or any other types of cells for any purpose whatsoever (including any drug screening products and/or work product that do not fall under the definitions of Drug Screening Products or Work Product, respectively), on the basis of cells manufactured by or procured from third parties, provided, however, that such cells and the endoderm pancreatic cells and other cells derived, developed or produced therefrom are maintained, stored and documented separately from the HMO Cells, and that such cells were not directly produced using any HMO Cells or did not originate from any HMO Cells, nor incorporate the HMO Cells wholly or partially, in which event such cells shall not be deemed to be “Licensed Products”, “Drug Screening Products” or “Work Product” for the purposes hereof.

3.	SPONSORED RESEARCH

3.1.	Performance of the Research - In consideration for the payment of the sums to be paid by the Company to Hadasit and subject to the other terms and conditions set out in this clause 3 below, Hadasit shall procure the performance of the Research in the laboratory of Prof. Reubinoff at HMO (under his personal supervision) in accordance with the Research Program and the Research Budget, during the Research Period.

3.2.	The Company and Hadasit may review and modify the Research Program and extend the Research Period by such period and upon such terms and conditions as mutually agreed by the Parties in writing.

Without derogating from the aforegoing, in the event that proof of concept is achieved by the Company as a result of the performance of the Feasibility Study as aforesaid, but the development of clinical grade hES or iPS cells is not completed during the Research Period, then the Parties shall consider extending the Research for the purposes of continuing the development of clinical grade hES and/or iPS cells, subject to a mutually agreed research plan and budget (the period of the Research to be extended accordingly). Any references to the Research hereinafter shall include the extended Research as aforesaid.

Upon such extension of the Research Period, the Milestones set forth in clause 12.2 hereof shall be extended accordingly, by the same period of time (or as shall otherwise be mutually agreed by the Parties in writing).

3.3.	In the event that Prof. Reubinoff ceases to be available for the carrying out of the Research (such cessation not constituting a breach by Hadasit of this Agreement), Hadasit shall use its best efforts to find from amongst the scientists of HMO a replacement scientist, with similar credentials, approved by the MOH Ethics Committee (as defined in clause 4.4 below), and acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld), but no undertaking to find such replacement is given by Hadasit. If no such acceptable replacement scientist can be found within 60 (sixty) days of Prof. Reubinoff becoming unavailable as aforesaid, then the Company shall be entitled, by written notice to Hadasit, to terminate the Research and shall not be obligated to continue funding the Research after such termination, and Hadasit shall be released from any obligation to procure the performance of the Research during the period after such termination.

3.4.	Funding the Research - The Company undertakes to pay Hadasit the total amount of the Research Budget in equal quarterly instalments, payable in advance at the beginning of each 3 (three) month period during the Research Period, the first such payment to be made on the Effective Date. An invoice in respect of an instalment paid as aforesaid shall be issued by Hadasit promptly after the receipt by Hadasit of such instalment. In addition, if any outsourcing of any research activities is required, the Company undertakes to make payment to Hadasit of any expenses relating thereto, subject to prior approval thereof by the Company, such expenses to be payable within 30 (thirty) days of the delivery to the Company of an invoice from Hadasit with respect thereto.

In the event of termination of this Agreement in accordance with its terms, Hadasit shall not be liable to repay the Company any portion of any funding of the Research made under the Agreement, and the Company shall not be liable to pay any amount on account of the Research Budget and/or of the Additional Research Budget following the effective date of termination.

For the removal of doubt, nothing contained in this Agreement shall prevent Hadasit and/or HMO from obtaining further finance for the Research from other entities, provided that such other entities are not granted any rights in respect of the Research and/or the Licensed Information which prejudice any rights granted to the Company under the Licence.

3.5.	Reporting by Hadasit - For as long as the Research is ongoing, Hadasit shall procure that Prof. Reubinoff provides the Company with a concise semi-annual report and detailed annual report summarising the progress of the Research, including, documentation on the research hES cells including karyotype and mutations. The Company shall be entitled to use these results within the framework of the Licence under this Agreement. In addition, Prof. Reubinoff, Prof. Revel and/or any other person designated by the Company and approved in advance by Prof. Reubinoff, and their respective teams, shall maintain continuous contact regarding the progress of the Research.

3.6.	Consultancy Services - Should the Company wish to retain Prof. Reubinoff or any other scientist of HMO, for the purpose of providing consultancy services to the Company in connection with the development of the Licensed Products, it may only do so pursuant to a written agreement which has been pre-approved by Hadasit in writing (such approval not to be unreasonably withheld).

3.7.	Scientific Advisory Board – For as long as this Agreement is in effect, Prof. Reubinoff, as well as a leading physician from HMO who is an expert in the treatment of diabetes, shall be appointed as members of the Scientific Advisory Board of the Company, on conditions acceptable to Hadasit, pursuant to a written agreement between the Company, Hadasit and such member (which shall include, inter alia, confidentiality obligations).

3.8.	Performance of the Additional Research - In consideration for the payment of the sums to be paid by the Company to Hadasit and subject to the other terms and conditions set out in this clause 3 below, Hadasit shall procure the performance of the Additional Research in the laboratory of Prof. Reubinoff at HMO (under his personal supervision) in accordance with the Additional Research Program and the Additional Research Budget, during the Additional Research Period.

Hadasit shall submit the Additional Research Program to the Company within 90 (ninety) days following the Determining Date (as defined in clause 6.3 below), after discussion and coordination with the Company with respect to the scope of the Additional Research Program. The date on which the Additional Research Program is submitted by Hadasit as aforesaid is referred to herein as the “Additional Research Program Effective Date”.

3.9.	In the event that Prof. Reubinoff ceases to be available for the carrying out of the Additional Research (such cessation not constituting a breach by Hadasit of this Agreement), Hadasit shall use its best efforts to find from amongst the scientists of HMO a replacement scientist, with similar credentials, approved by the MOH Ethics Committee, and acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld), but no undertaking to find such replacement is given by Hadasit. If no such acceptable replacement scientist can be found within 60 (sixty) days of Prof. Reubinoff becoming unavailable as aforesaid, then the Company shall be entitled, by written notice to Hadasit, to terminate the Additional Research and shall not be obligated to continue funding the Additional Research after such termination, and Hadasit shall be released from any obligation to procure the performance of the Additional Research during the period after such termination.

3.10.	Funding the Additional Research - The Company undertakes to pay Hadasit the total amount of the Additional Research Budget in equal quarterly instalments, payable in advance at the beginning of each 3 (three) month period during the Additional Research Period, the first such payment to be made on the first date of the Additional Research Period. An invoice in respect of an instalment paid as aforesaid shall be issued by Hadasit promptly after the receipt by Hadasit of such instalment. In addition, if any outsourcing of any research activities is required, the Company undertakes to make payment to Hadasit of any expenses relating thereto, subject to prior approval thereof by the Company, such expenses to be payable within 30 (thirty) days of the delivery to the Company of an invoice from Hadasit with respect thereto.

In the event of termination of the Additional Research Period and/or of this Agreement in accordance with its terms, Hadasit shall not be liable to repay the Company any portion of any funding of the Additional Research made under the Agreement.

For the removal of doubt, nothing contained in this Agreement shall prevent Hadasit and/or HMO from obtaining further finance for the Additional Research from other entities, provided that such other entities are not granted any rights in respect of the Additional Research and/or the Licensed Information which prejudice any rights granted to the Company under the Licence.

3.11.	Reporting by Hadasit - For as long as the Additional Research is ongoing, Hadasit shall procure that Prof. Reubinoff provides the Company with a concise semi-annual report and detailed annual report summarising the progress of the Additional Research, including, documentation on the research hES cells including karyotype and mutations. The Company shall be entitled to use these results within the framework of the Licence under this Agreement. In addition, Prof. Reubinoff, Prof. Revel and/or any other person designated by the Company and approved in advance by Prof. Reubinoff, and their respective teams, shall maintain continuous contact regarding the progress of the Additional Research.

4.	MAGNET PROGRAM; APPROVALS; APPLICABLE LAWS

4.1.	The Company hereby acknowledges that it is aware that the lines of undifferentiated research grade HMO Cells supplied to the Company as provided in clause 2.1 above (other than the Additional Line) were developed by Prof. Reubinoff at HMO within the framework of a MAGNET program funded by the Office of the Chief Scientist of the Ministry of Industry, Trade & Labour and of the Consortium “Bereshith” for Cell Therapy (non-profit organisation (“amutah”)) formed for the purposes thereof (“the Bereshith Consortium”) and that Hadasit’s rights therein are subject to the terms and conditions that apply to all of the members thereof under the regulations of the Bereshith Consortium (“the Bereshith Regulations”).

Hadasit represents and warrants that as of 31 May 2009:

(i)	it is not aware of any use of the HMO Cells by the current industrial members of the Bereshith Consortium which is contradictory to the rights of the Company hereunder; and

(ii)	it is not aware of any request by the current industrial members of the Bereshith Consortium to receive and/or use the HMO Cells other than the written request by Harlan Biotech Israel Ltd. dated 10 May 2009, a copy of which (together with Hadasit’s response thereto) was provided to the Company prior to the Effective Date.

Hadasit represents and warrants that as of the Effective Date, the only transfers of hES cells developed at HMO within the framework of the Bereshith Consortium have been to Cell Cure Neurosciences Ltd., as industrial member of the Bereshith Consortium and to Yissum Research Development Company of the Hebrew University of Jerusalem Ltd as an academic member of the Bereshith Consortium.

In addition, Hadasit represents and warrants that as of the date hereof, the grant of the non-exclusive licence in clause 6.1.3 below does not conflict with any of Hadasit’s obligations as a member of the Bereshith Consortium.

Hadasit shall further notify the Company of any request by any industrial member of the Bereshith Consortium for the transfer to such industrial member of HMO Cells and related know-how or materials which constitute “New Know-how” (“Yeda Hadash”) or “Existing Know-how” (“Yeda Kayam”) under the Bereshith Regulations, which Hadasit has reason to believe may be used by such industrial member for the development and/or production of products comprising or embodying endoderm pancreatic cells for the treatment of diabetes by cell therapy methods and/or of products similar to the Drug Screening Products. The provision by Hadasit to the Company of any details regarding such request and the identity of the requesting party (apart from the fact that such request has been made) shall be subject to receipt of approvals from such industrial member to disclosure of such information, and of any transfer of such HMO Cells and related know-how or materials to such industrial member following such request.

4.2.	Without derogating from the aforegoing and the provisions of clause 6.3 hereof, the Parties acknowledge that the consent of the relevant MAGNET authority at the Ministry of Industry, Trade & Labour and of the current industrial members of the Bereshith Consortium is required with respect to the transfer of the HMO Cells and/or the grant of the Licence to the Company under this Agreement.

The Parties acknowledge further that the consent of the relevant MAGNET authority has been obtained respect to the transfer of the HMO Cells and/or the grant of the exclusive and non-exclusive licences to the Company referred to in clauses 6.1.1 and 6.1.2 below.

Hadasit shall use its best efforts to procure the required consent of the relevant MAGNET authority as aforesaid with respect to the grant of the non-exclusive licence to the Company referred to in clause 6.1.3 below.

4.3.	Hadasit represents and warrants that it has addressed written requests to the current industrial members of the Bereshith Consortium for their consent to the transfer of the HMO Cells and/or the grant of the exclusive and non-exclusive licences to the Company referred to in clauses 6.1.1, 6.1.2 and 6.1.3 below, and the Bereshith Consortium members have either consented or deemed to have consented thereto pursuant to the Bereshith Regulations.

4.4.	Each of the Parties shall comply (and, to the extent applicable, the Company shall require Sublicensees to comply) with the requirements as set out in the approval of the Ethics Committee for Genetic Studies in Humans of the Ministry of Health (the “MOH” and the “MOH Ethics Committee”, respectively), a copy of which (together with renewals thereof to date) was provided to the Company prior to the Effective Date, and all applicable laws and regulations, standards and guidelines, including the relevant restrictions set out in the Law for the Encouragement of Research & Development in Industry, 1984, including in the use of the HMO Cells, and in respect of any transfer thereof by or from HMO and/or the Company (as applicable) and in the performance of all the obligations of such Party under this Agreement, and in the case of the Company, also in the development, production, use and sale of the Licensed Products, the development, production and use of the Drug Screening Products and/or the provision of the Services (to the extent applicable), and in the case of Hadasit, also in the performance of the Research including any part thereof performed by a member of Prof. Reubinoff’s team or outsourced service provider.

4.5.	Hadasit hereby warrants and represents that HMO holds and maintains all of the required approvals from the MOH Ethics Committee with respect to the HMO Cells, as may be required for the performance by Hadasit (directly or through HMO) of this Agreement and the fulfilment of any of its obligations hereunder.

4.6.	Hadasit shall procure that HMO shall give notification promptly after the Effective Date and, after the Determining Date as defined in clause 6.3 below, in the case of the non-exclusive licence under clause 6.1.3, of the transfer and/or supply of HMO Cells to the Company as provided herein, to: (i) the MOH Ethics Committee as required in the approval granted by it; and (ii) the Committee monitoring stem cell research at HMO.

4.7.	Without derogating from the aforegoing, the performance of the Research, the Additional Research, the Research Program and the Additional Research Program, shall be subject to the approval of, and any modifications requested by, the MOH Ethics Committee. Hadasit shall use its best efforts to obtain, maintain, cause to remain in effect and shall comply with, and shall procure the maintenance and compliance by its Representatives, HMO, Prof. Reubinoff, and employees or researchers at HMO with all licences, permits, approvals and consents, including any additional MOH Ethics Committee approval as may be required for the Research and the Additional Research during the Research Period (as may be extended pursuant to the provisions hereof, and the Additional Research Period (respectively).

4.8.	Without derogating from the aforegoing, the Company undertakes that it shall be responsible for obtaining and causing to remain in effect, and shall comply with (and shall require Sublicensees to comply with), such licences, permits, approvals, and consents, including any MOH Ethics Committee approval, as may be required for performance by the Company and/or Sublicensees of this Agreement, including, the development, manufacture, use and sale of the Licensed Products, the development, production and use of the Drug Screening Products and/or the provision of the Services.

5.	TITLE

5.1.	Subject to the Licence, all right, title and interest in and to: (i) the HMO Cells; (ii) all the Know-how, excluding any Know-how which is in the public domain; and (iii) all Research Results, all the Additional Research Results, and all Intellectual Property rights covering the aforegoing (or part thereof) generated and/or created by HMO and/or Hadasit, vest and shall vest in Hadasit.

5.2.	For the removal of doubt, each Party shall retain all right, title and interest in any know-how, discoveries, inventions, patent applications, patents and other Intellectual Property owned or licensed by such Party prior to the Effective Date and no licence or other right in respect thereof shall be granted by or to either Party under this Agreement (except with respect to the HMO Cells and the Licensed Information, as provided herein).

5.3.	As between the Parties, all right, title and interest in or to any know-how, discoveries, inventions, compounds, cells, products or other results, including, inter alia, the Products, the Drug Screening Products, the Services and the Work Product, and any differentiation know-how, techniques and processes, and any know-how, techniques and processes in any way associated with the Services and/or the provision and/or output thereof, generated by the Company or on its behalf (including, its employees or researchers), without any contribution by any researcher and/or member of HMO (other than by way of the provision of the HMO Cells, the Licensed Information or the participation of Prof. Reubinoff or of any other person appointed by Hadasit in the Scientific Advisory Board) (“the Company Proprietary Information”) and all Intellectual Property rights covering such Company Proprietary Information (or part thereof) shall vest with the Company, and Hadasit or HMO shall not have, claim or assert any rights whatsoever in the same.

5.4.	Without derogating from the provisions of clause 5.3 above, all Intellectual Property rights created by the Company (whether created prior to, during or after the term of this Agreement) (the “Company Intellectual Property”) shall be owned solely by the Company. Hadasit shall not receive any right or licence in such Company Intellectual Property and hereby waives any present or future claims to the Company Intellectual Property.

6.	LICENCE

6.1.	Hadasit hereby grants to the Company, and the Company hereby accepts from Hadasit, as of the Effective Date:

6.1.1.	an exclusive worldwide, royalty bearing licence (including the right to grant Sublicences, subject to the sublicensing terms set out in clause 7 below) under Hadasit’s rights in the Licensed Information and the HMO Cells, to use the HMO Cells and the Licensed Information in order to develop, produce, and have produced, market, distribute and sell (whether by itself or by way of Sublicence) Implantation Products for Diabetes; and

6.1.2.	a non-exclusive, worldwide, royalty bearing licence (including the right to grant Sublicences, subject to the sublicensing terms set out in clause 7 below) under Hadasit’s rights in the HMO Cells and the Licensed Information, to use the HMO Cells and the Licensed Information in order to develop, produce, and have produced, market, distribute and sell (whether by itself or by way of Sublicence) Other Implantation Products; and

6.1.3.	subject to clause 6.3 below, a non-exclusive, worldwide, royalty bearing licence (including the right to grant Sublicences, subject to the sublicensing terms set out in clause 7.6 below) under Hadasit’s rights in the Licensed Information and the HMO Cells, (i) to use the HMO Cells and the Licensed Information in order to develop, produce, and have produced the Drug Screening Products; (ii) to use such Drug Screening Products in the provision of the Services to third parties and/or for the Company’s own internal use; and (iii) to commercialise Work Product;

during the period, for the consideration and subject to the terms and conditions set out in this Agreement.

6.2.	For the removal of doubt, the Company shall not be entitled to use the HMO Cells for any other purpose or to transfer the HMO Cells to any third party, except as expressly provided herein, without Hadasit’s prior written consent. For further removal of doubt, the Company shall be entitled to assign or otherwise transfer all right, title and interest in or to any Work Product to any third party.

6.3.	The Parties agree that the grant to the Company of the non-exclusive licence pursuant to clause 6.1.3 above shall be conditional upon Hadasit obtaining the required consent with respect to the grant of such licence from the relevant MAGNET authority at the Ministry of Industry, Trade & Labour as aforesaid in clause 4.2 above, which consent Hadasit shall use its best efforts to procure.

(The date upon which all the condition precedent in this clause 6.3 above has been fulfilled, shall be referred to hereinafter as “the Determining Date”).

In the event that above condition precedent shall have not been fulfilled within 90 (ninety) days as of the date hereof (or any later date as the Parties shall agree in writing), the provisions of clause 6.1.3 above shall terminate and be of no force or effect, the Additional Research Period and the Company’s obligation to pay any amount on account of the Additional Research Budget, shall terminate on the effective date of termination (it being agreed that the Company shall not be entitled to receive any refund of funds paid for the Additional Research prior to the effective date of termination), and no Party shall have any claim against the other Party arising from the termination thereof as aforesaid. Nothing contained in this clause 6.3 shall be construed as imposing on either Party an obligation actually to procure the fulfilment of the conditions precedent set forth in this clause 6.3, as distinct from an obligation to use its best efforts to do so.

6.4.	For the further removal of doubt, subject to clause 13.9 (Publication) below, neither HMO nor Hadasit shall be restricted or prevented from using the Research Results and/or the Additional Research Results and/or the HMO Cells and/or the Know-how for any purposes whatsoever, other than the development, production, marketing, distribution and/or sale of Implantation Products for Diabetes, whether directly or indirectly.

7.	SUBLICENCES

The Company shall be entitled, at its discretion, to grant Sublicences under the Licence, provided that:

7.1.	the approval of the MOH to the transfer of the HMO Cells to the Sublicensee is obtained. Hadasit undertakes to use its reasonable efforts to assist and shall procure that HMO uses its reasonable efforts to assist the Company in obtaining such approval; and

7.2.	the Sublicence is to be granted in a bona fide arm’s-length commercial transaction; and

7.3.	the terms of the Sublicence agreement shall be consistent with the terms of this Agreement and shall not adversely affect any rights of Hadasit and shall contain the following terms and conditions:

7.3.1.	the Sublicence agreement shall terminate automatically upon the termination of the Licence for any reason; and

7.3.2.	the Sublicence shall not be assignable, otherwise transferable or further sublicensable; and

7.4.	the Company shall submit the latest available redacted draft setting out the commercial and other relevant terms of the Sublicence agreement to Hadasit approximately 21 (twenty-one) days prior to the anticipated date of signature thereof; and forthwith upon the signature of the Sublicence agreement, the Company shall provide Hadasit with a copy of a redacted version as aforesaid of the signed agreement.

7.5.	For the removal of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or to develop, manufacture and/or sell the Licensed Products or any part of any of the aforegoing, save by way of a Sublicence, and subject to the conditions of this clause 7 relating to any such grant.

7.6.	The following provisions shall apply with respect to the Company’s right to Sublicense the use of the Drug Screening Products:

7.6.1.	The Company shall have the right to grant Sublicences for use of the Drug Screening Products (whether alone or as part of a drug screening kit) by Sublicensees for the internal use of such Sublicensees only (except that a Drug Screening Affiliate shall be permitted the use of the Drug Screening Products as set out in clause 7.6.2 below), subject to Hadasit’s prior written consent (it being agreed that e-mail confirmation shall suffice), which shall not be unreasonably withheld or delayed, subject to the provisions of this clause 7.6.1 below.

Hadasit’s shall respond to the Company’s request in this regard within seven (7) days of the Company’s notice.

The grant of any Sublicence under this clause 7.6.1 shall be subject to the provisions of clauses 7.2 through 7.4 above, except that the Company shall be required to submit the latest available redacted draft setting out the commercial and other relevant terms of the Sublicence agreement to Hadasit 7 (seven) business days prior to the anticipated date of signature thereof.

7.6.2.	Notwithstanding the provisions of clause 7.6.1 above, Hadasit hereby agrees that the Company shall be entitled to grant Sublicences to use the Drug Screening Products to any of its Affiliates, including, for the provision of Services and commercialisation of Work Product (each, a “Drug Screening Affiliate”), subject to the provisions of this clause 7.6.2 below.

The grant of any Sublicence under this clause 7.6.2 shall be subject to the provisions of clauses 7.3 and 7.4 above, as modified in clause 7.6.1 above and any act or omission by a Drug Screening Affiliate, which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall be deemed a breach of this Agreement by the Company.

In addition, notwithstanding anything to the contrary express or implied, but without derogating from the provisions of clause 1.2.25 above and clauses 9.1.1 and 9.1.3 below under which a Drug Screening Affiliate is treated in the same manner as the Company with respect to the payment obligations to Hadasit with respect to Net Sales and Work Product Receipts, any payment made by such Drug Screening Affiliate to the Company with respect to the grant of the Sublicence, the Drug Screening Products, the Services, the Work Product, or otherwise, shall not constitute “Net Sales”, “Sublicensing Receipts” or “Work Product Receipts” hereunder and the Company shall not be obligated to pay Hadasit any payment whatsoever with respect thereto, whether in accordance with the provisions of clause 9 below or otherwise.

8.	ROYALTY PERIOD

8.1.	The term of the Licence pursuant to clause 6 hereof and the period during which the Company shall be obligated to pay royalties for the Licence granted hereunder shall extend (i) with regard to Licensed Products - until the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by the Company, or a Sublicensee of any Licensed Products; and (ii) with regard to the provision of Services - until the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale of Services; and (iii) with regard to Work Products - 7 (seven) years commencing on the date the Company first receives Net Sales in respect of Work Product or Work Product Receipts (as the case may be) (“the Royalty Period”).

The Company shall notify Hadasit in writing immediately after (i) the making of such First Commercial Sale in respect of Licensed Products and in respect of Services, respectively, as referred to above, specifying the date thereof, the country in which such sale took place and the type of Licensed Product sold or Services provided (as applicable), and (ii) the receipt of the first Net Sales in respect of Work Product or Work Product Receipts (as the case may be).

8.2.	Following expiry of the respective Royalty Period by the passage of time pursuant to clause 8.1 above, the respective Licence shall become fully paid up and royalty-free.

9.	CONSIDERATION

9.1.	In consideration for the grant of the Licence, the Company shall pay Hadasit the payments specified below, during the relevant Royalty Period:

9.1.1.	Royalties on Net Sales

The Company shall pay Hadasit a royalty of 5% (five percent) of Net Sales (except for royalties to be paid in accordance with clause 9.1.3(i) below in respect of amounts of Net Sales mentioned in clause 1.2.25(iii) above).

For the removal of doubt, all sales of Licensed Products by the Company and the provision of Services by the Company and by any Drug Screening Affiliates shall be for cash consideration or cash equivalent only.

9.1.2.	Payments on Sublicensing Receipts

The Company shall pay Hadasit 20% (twenty percent) of all Sublicensing Receipts.

9.1.3.	Payments on Work Product

The Company shall pay Hadasit the following royalties:

(i)	2% (two percent) of Net Sales of Work Product (as mentioned in clause 1.2.25(iii) above); and

(ii)	5% (five percent) of all Work Product Receipts up to a cumulative amount of the first US $1,000,000 (one million United States Dollars) per Work Product Receipts received by the Company and Drug Screening Affiliates; and

7.5% (seven point five percent) of all Work Product Receipts received by the Company and Drug Screening Affiliates over the first US $1,000,000 (one million United States Dollars) per Work Product Receipts received as aforesaid.

9.2.	Notwithstanding clause 9.1 above, it is agreed as follows:

(i)	in the event that the Company has an obligation under a written agreement with Yeda Research and Development Co. Limited (“Yeda”), to pay royalties to Yeda on sales of Licensed Products and/or on the provision of Services, and to make payments to Yeda on consideration received by the Company from or in connection with Sublicences entered into by the Company which constitute Sublicensing Receipts under this Agreement, for the right to use technology, know-how and intellectual property licensed to the Company by Yeda, which is necessary for, and is used in, the development and manufacture of the Licensed Products, the development and manufacture of the Drug Screening Products and/or the provision of the Services (as the case may be), then the percentages set forth in clauses 9.1.1 and, 9.1.2 above shall be reduced from 5% (five percent) and 20% (twenty percent) to 3.5% (three point five percent), and 15% (fifteen percent), respectively, and the percentages set forth in clause 9.1.3 above shall be reduced from 2% (two percent), 5% (five percent) and 7.5% (seven point five percent) respectively, to 1.4% (one point four percent), 3.5% (three point five percent) and 5.25% (five point two five percent), respectively, provided that in no event shall the percentages and amounts payable to Hadasit pursuant to clause 9.2(i) above shall be less than the corresponding percentages and amounts paid to Yeda; and

(ii)	with respect to Sublicensing Receipts received pursuant to or in connection with a Sublicence executed after the earlier of: (a) the initiation of phase III clinical trials in respect of any Licensed Product, and (b) the sale of Licensed Products in an aggregate cumulative amount exceeding US$ 5,000,000 (five million United States Dollars), and provided that the Company has an obligation to make payments to Yeda on such Sublicensing Receipts, the percentage payable as set forth in clause 9.1.2 above (in respect of such Sublicensing Receipts) shall be reduced to 12% (twelve percent).

10.	PAYMENT TERMS; MAINTENANCE OF BOOKS AND RECORDS; AUDIT RIGHTS

10.1.	Amounts payable to Hadasit in terms of clause 9 above shall be paid to Hadasit in New Israeli Sheqels (the calculation of such amounts to be made according to the Exchange Rate) (i) in the case of royalties on Net Sales pursuant to clause 9.1.1 and 9.1.3(i) above (respectively), on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are received; or (ii) in the case of Sublicensing Receipts and Work Product Receipts pursuant to clauses 9.1.2 and 9.1.3(ii) above (respectively), no later than 7 (seven) days after any such Sublicensing Receipts or Work Product Receipts (as applicable) are received by the Company from Sublicensees.

10.2.	In the event that the Sublicensing Receipts and/or Work Product Receipts comprise, in whole or in part, of non-cash consideration (including shares or other securities of the Sublicensee or other entity), then the fair market value thereof for the purposes of calculating Sublicensing Receipts or Work Product Receipts (as the case may be), will be determined by mutual agreement of the Parties, and failing agreement between the Parties as aforesaid, the fair market value shall be determined by an expert appointed by mutual agreement of the Parties, who shall act as an expert and not an arbitrator and whose decision shall be final and binding on the Parties. If the Parties fail to appoint such expert within 15 (fifteen) days of either Party’s written request to do so, then the expert shall be designated by the President of the Israel CPA Association (Lishkat Ro’ei Hacheshbon) at the request of either Party with a copy furnished to the other Party. The costs of the expert shall be borne by the Parties in equal shares.

10.3.	For the removal of doubt, in calculating amounts received by the Company or any Drug Screening Affiliate of the Company (as applicable), whether by way of Net Sales, Sublicensing Receipts or Work Product Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company or any Drug Screening Affiliate of the Company (as applicable) in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company.

10.4.	The Company shall submit to Hadasit: (a) no later than thirty (30) days after the end of each calendar quarter in which Net Sales are received, commencing with the first calendar quarter in which any Net Sales are received by or on behalf of the Company and any Drug Screening Affiliate of the Company (as applicable); and (b) no later than 7 (seven) days after any Sublicensing Receipts or Work Product Receipts are received by the Company from Sublicensees, an interim written report setting out amounts owing to Hadasit in respect of such Net Sales, Sublicensing Receipts and Work Product Receipts, and a full and detailed report in a form satisfactory to Hadasit, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Hadasit in respect of such previous calendar quarter to which the report refers, and with full details of:

(A)	with regard to Licensed Products: (i) the gross commercial sales of all Licensed Products sold by the Company during such calendar quarter, (ii) a breakdown of Net Sales according to country, identity of seller, currency of sales, date of receipt thereof, number and type of Licensed Products sold, (iii) sales by Distributors (if any), including a breakdown of the amounts received, currency of sales, and date of receipt; (iv) any deductions applicable as provided in the definition of Net Sales; (v) Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of payment and date of receipt thereof; and (vi) the Exchange Rate, if any, used in determining the amount payable to Hadasit; and

(B)	with regard to the Services: (i) the gross commercial sales of all Services provided by the Company and by a Drug Screening Affiliate of the Company during such calendar quarter, (ii) a breakdown of Net Sales according to currency of sales and date of receipt thereof; (iii) any deductions applicable as provided in the definition of Net Sales; (iv) Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to the currency of payment and date of receipt thereof; and (v) the Exchange Rate, if any, used in determining the amount payable to Hadasit; and

(C)	with regard to Work Product: (i) the gross commercial sales of all Work Product sold by the Company and by a Drug Screening Affiliate of the Company during such calendar quarter, (ii) a breakdown of Net Sales according to country, identity of seller, currency of sales, date of receipt thereof, number and type of Work Product sold, (iii) any deductions applicable as provided in the definition of Net Sales; (iv) the Work Product Receipts received by the Company and by any Drug Screening Affiliate of the Company during such calendar quarter, including a breakdown of the Work Product Receipts according to the nature and type of consideration received by the Company and by any Drug Screening Affiliate of the Company, currency of payment and date of receipt thereof; and (v) the Exchange Rate, if any, used in determining the amount payable to Hadasit.

10.5.	The Company shall supply Hadasit at the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Hadasit under clause 9 above, a report signed by the Company’s independent auditors in respect of the amounts due to Hadasit pursuant to clause 9 above in respect of the year covered by the said report and containing details in accordance with clause 10.4 above in respect of the quarterly reports.

10.6.	The Company shall keep complete and accurate books of account and records, consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Hadasit in terms hereof. The Company shall retain the aforegoing books of account relating to a given calendar quarter for 6 (six) years after the end of that calendar quarter.

10.7.	All payments to be made to Hadasit hereunder shall be made in New Israeli Sheqels (the calculation of such payments to be made in accordance with the Exchange Rate) by banker’s cheque or by bank transfer to Hadasit’s bank account, the details of which are as follows: Account name: Hadasit Medical Research Services & Development Ltd., Account no. 605 100/21, BANK LEUMI LEISRAEL, Main Branch no. 901, Agudat Sport Hapohel Technology Park, Malcha-Jerusalem, Interbank Swift Code (TID): LUMIILITTLV IBAN: IL650109010000060510021.

10.8.	Representatives appointed by Hadasit, after signing a customary non-disclosure agreement provided by the Company, shall be entitled, during normal business hours and upon reasonable notice to inspect, at Hadasit’s expense, the Company’s books or accounts and other relevant documentation to the extent relevant or necessary in order to ascertain or verify the amounts due to Hadasit under this Agreement. In the event that any inspection as aforesaid reveals any underpayment by the Company to Hadasit in respect of any calendar year of the Agreement as aforesaid in any amount exceeding 5% (five percent) of the amount actually paid by the Company to Hadasit in respect of such year, then the Company shall (in addition to paying Hadasit the shortfall and interest thereon in accordance with clause 23.8 below), bear the costs of such inspection. An audit shall not take place more than once during each calendar year during the term of this Agreement.

11.	INFRINGEMENT

11.1.	Each Party shall immediately notify the other Party in writing of any action instituted by a third party concerning any alleged infringement or any allegation by any third party of infringement resulting from the use of the HMO Cells and/or the Licensed Information and/or the commercialisation and/or use of the Licensed Products and/or of the Drug Screening Products of which such Party becomes aware, and attach to its notice all documents received in connection therewith.

11.2.	The Company shall be obligated to defend any third party infringement action as aforesaid, at its sole expense, and Hadasit shall reasonably cooperate with the Company, in connection with the investigation and defence of any infringement action as aforesaid, at the Company’s expense. Hadasit may elect, at its own initiative, to participate in the defence against such infringement action, and be represented by counsel of its choice, at its expense, however without having power to overrule the Company’s sole discretion regarding directing the defence. Notwithstanding the foregoing, the Company shall not compromise or settle such litigation or agree to any consent judgement, order or other voluntary final disposition of such action, which involves an act or omission on part of Hadasit, without the prior written consent of Hadasit, which consent shall not be unreasonably withheld or delayed.

11.3.	Any proceeds received by the Company in any such litigation shall first be applied to cover out-of pocket costs and thereafter divided 75% (seventy-five) percent to the Company and 25% (twenty-five) percent to Hadasit.

11.4.	For the removal of doubt, Hadasit shall not itself be obliged to take any action to defend any action as referred to in this clause 11 above, save as set forth in clause 11.2.

11.5.	The Company shall keep Hadasit fully informed of all such actions and proceedings initiated against the Company as aforesaid and shall provide copies to Hadasit of all documents and correspondence regarding such actions or proceedings.

11.6.	If the Company fails to take action to defend any action as aforesaid, within 60 (sixty) days after having been duly served with such lawsuit and/or receiving notice from Hadasit in respect thereof (or within a shorter period, if required for the purpose of defending such action under applicable law), then Hadasit shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in the investigation and defence of such action, at Hadasit’s expense and, if required under applicable law or contract, consent to be named as a party to any such action. Hadasit shall have full control of such action and shall have full authority to settle such action on such terms as Hadasit shall determine. Any recovery in any such litigation shall first be applied to cover out-of pocket costs and thereafter divided 75% (seventy-five) percent to Hadasit and 25% (twenty-five) percent to the Company.

12.	DEVELOPMENT AND COMMERCIALISATION

12.1.	Subject to the Company receiving the HMO Cells of the quality and in the quantity as provided in clause 2.6 above and Appendix E hereto, the Company undertakes, at its own expense, to use reasonable commercial efforts in order to develop, produce and commercialise the Licensed Products, including, the performance of the necessary tests, clinical trials and other steps required for obtaining regulatory approvals from the relevant authorities.

12.2.	Notwithstanding anything to the contrary contained herein, the Company undertakes to achieve at least the following development and commercialisation milestones (“the Milestones”):

12.2.1.	in the case of Implantation Products for Diabetes:

(a)	within 3 (three) years of the Effective Date, the Company shall complete the stage of development of the protocols to derive pancreatic cells from HMO Cells that are functional in vitro and in vivo in a diabetic animal model and are in appropriate numbers for implantation in human patients; and

(b)	the Company shall commence clinical trials with respect to at least one Licensed Product within 6 (six) years of the Effective Date; and

(c)	the Company shall submit a New Drug Application to the FDA or a Marketing Authorisation Application to the EMEA within 10 (ten) years of the Effective Date; and

12.2.2.	in the case of Other Implantation Products:

(a)	within 3 (three) years of the Effective Date, the Company shall complete the stage of development of the protocols to derive cells of the pancreatic, hepatic endoderm lineages (other than the pancreatic cells referred to in clause 12.2.1(a) above) from HMO Cells that are functional in vitro and in vivo in an appropriate animal model and in appropriate numbers for implantation in human patients; and

(b)	the Company shall commence clinical trials with respect to at least one Licensed Product within 6 (six) years of the Effective Date; and

(c)	the Company shall submit a New Drug Application to the FDA or a Marketing Authorisation Application to the EMEA within 10 (ten) years of the Effective Date.

Within 3 (three) months of the Effective Date, the Company shall provide Hadasit with: (i) a Development Program with respect to Implantation Products for Diabetes which incorporates the Milestones set out in clause 12.2.1 above; and (ii) a Development Program with respect to Other Implantation Products, which incorporates the Milestones set out in clause 12.2.2 above.

12.3.	The Parties hereby extend the Milestones by 3 (three) additional years (in aggregate), except the Milestone referred to in 12.2.1(a) which shall be extended by 2 (two) additional years only (in aggregate).

12.4.	The Company shall use reasonable commercial efforts to pursue the commercialisation of the Licensed Products throughout the term of this Agreement.

12.5.	Without derogating from the obligations of the Company pursuant to this clause 12 or from the provisions of clause 17.3 below, in the event that the Company shall wish to develop and/or commercialise Licensed Products in addition to those specified in the Development Program submitted by the Company as aforesaid in clause 12.2 above, the Company shall submit to Hadasit a further Development Program in respect of such additional Licensed Products.

12.6.	For the removal of doubt, without derogating from the provisions of this clause 12 or of clause 17.3 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

13.	CONFIDENTIALITY

13.1.	Hadasit Confidential Information - The Company shall maintain in confidence, and shall not disclose or use the Hadasit Confidential Information other than for the purposes of this Agreement (including, the exercise of any rights hereunder or in the fulfilment of any obligations hereunder). The Company shall treat such Hadasit Confidential Information with the same degree of care and confidentiality that it maintains or protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

13.2.	Notwithstanding the aforegoing, the Company may disclose the Hadasit Confidential Information:

13.2.1.	to those of its Representatives who have a “need to know” such information for the exercise by the Company of its rights hereunder or in the fulfilment of its obligations hereunder, provided that such Representatives are legally bound by legal professional duties or by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

13.2.2.	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the Licence and/or the implementation of this Agreement, or in connection with the filing, registration and prosecution of the Company’s Intellectual Property, or in the fulfilment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

13.2.3.	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Hadasit thereof in order to enable Hadasit to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

13.3.	For purposes of this Agreement, “Hadasit Confidential Information” means any and all information relating to the HMO Cells, the Research, the Licensed Information, this Agreement and the terms hereof and all information and reports disclosed by or on behalf of Hadasit, HMO, or by Prof. Reubinoff or any of the Representatives of Hadasit or HMO under this Agreement, to the Company or to any of its Representatives, whether in written, oral, electronic or any other form, except and to the extent that any such information: (i) was known to the Company at the time it was disclosed, as evidenced by the Company’s written records, other than by previous disclosure by or on behalf of Hadasit or HMO; (ii) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (iii) is made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; and (iv) is independently developed by the Company without the use of or reference to Hadasit Confidential Information, as demonstrated by documentary evidence.

13.4.	The Company Confidential Information – Hadasit shall maintain in confidence, and shall not disclose or use the Company Confidential Information other than for the purposes of this Agreement (including, the exercise of any rights hereunder or in the fulfilment of any obligations hereunder). Hadasit shall treat such Company Confidential Information with the same degree of care and confidentiality that it maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

13.5.	Notwithstanding the aforegoing, Hadasit may disclose the Company Confidential Information:

13.5.1.	to those of the Representatives of Hadasit who have a “need to know” such information (including HMO, Prof. Reubinoff, and employees or researchers at HMO, to the extent they have a “need to know” such information) for the implementation of this Agreement and/or the exercise by Hadasit of its rights hereunder or in the fulfilment of its obligations hereunder, provided that the aforementioned persons or entities are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

13.5.2.	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Hadasit promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

13.6.	For purposes of this Agreement, “the Company Confidential Information” means any and all information relating to the Company Intellectual Property, the Company Proprietary Information (as defined in clause 5.3 above), this Agreement and the terms hereof, and any information or reports disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form (including, inter alia, with respect to the Licensed Products, the Drug Screening Products, the Services, the Work Product, and the Company Intellectual Property), except and to the extent that any such information: (i) was known to Hadasit and/or HMO at the time it was disclosed, as evidenced by Hadasit and/or HMO’s written records, other than by previous disclosure by or on behalf of the Company; (ii) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Hadasit, HMO or their respective Representatives of the confidentiality obligations herein; (iii) is made available to Hadasit or HMO by a third party who is not subject to obligations of confidentiality with respect to such information; (iv) is independently developed by Hadasit or HMO without the use of or reference to the Company Confidential Information.

13.7.	Publicity - The Company shall not use the names of Hadasit, HMO or any of their respective employees (including, Prof. Reubinoff) and Hadasit shall not use the names of the Company or its employees (including, Prof. Michel Revel) in any announcement, press release, promotional literature, publication, presentation or other publicity in relation to this Agreement, its subject-matter or otherwise, without the prior written consent of other Party, unless such mention is to any competent authority for regulatory approval or in fulfilment of any legal duty owed to such competent authority or is required by applicable law.

13.8.	The confidentiality and non-use undertakings in this clause 13 above shall continue in effect during the term of this Agreement and for a period of 7 (seven) years after termination of this Agreement for whatsoever reason.

13.9.	Publication - Hadasit, Prof. Reubinoff and other researchers of HMO shall have the right to publish the Licensed Information in any scientific journals, manuscripts, book chapters or at any scientific conferences or meetings or to give oral presentations (including lectures or seminars) to third parties relating to the Licensed Information. Notwithstanding the foregoing, publication of the Research Results and/or the Additional Research Results shall be on the condition that, to the extent that the information to be published or disclosed is information which is not in the public domain, the said contemplated publication or disclosure shall have been furnished to the Company in advance and in writing and the Company shall have failed to notify Hadasit in writing, within 60 (sixty) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Hadasit pursuant to the preceding sentence that it opposes the making of such publication or disclosure because it includes material (which has been specified in the said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely affect any patent application or patent with respect to the Company Intellectual Property and/or the initiation or conduct of any proceedings relating thereto, then Hadasit shall postpone such publication or disclosure for a cumulative period of 60 (sixty) days from receipt of the Company’s written notification (and the draft publication or disclosure) as provided herein above, or, at Hadasit’s election, the relevant material (the disclosure of which has been objected to as aforesaid) shall be deleted from such publication or disclosure.

13.10.	The Company, Prof. Michel Revel and other researchers of the Company shall have the right to publish information connected with or arising from the utilisation of the HMO Cells pursuant to this Agreement in any scientific journals, manuscripts, book chapters or at any scientific conferences or meetings or to give oral presentations (including lectures or seminars) to third parties relating to such information, on the condition that, to the extent that the information to be published or disclosed is information which is not in the public domain, the said contemplated publication or disclosure shall have been furnished to Hadasit in advance and in writing and Hadasit shall have failed to notify the Company in writing, within 60 (sixty) days from receipt of the said publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should Hadasit notify the Company in writing within 60 (sixty) days from the receipt of the said draft publication or disclosure that it opposes the making of such publication or disclosure because it includes any Licensed Information which should be held confidential pursuant to the provisions of clause 13.1 above, the relevant material (the disclosure of which has been objected to as aforesaid) shall be deleted from such publication or disclosure.

13.11.	The Parties agree that each publication or presentation as aforesaid shall be made in compliance with accepted scientific standards. Without derogating from the aforegoing, such publication or presentation shall adequately acknowledge and appropriately reflect the contribution of the researchers and employees of HMO and/or the Company (if applicable) and the source of information in accordance with customary scientific practice. Each of the Parties acknowledges that it is aware of the importance to the researchers of publishing their work, and accordingly, it will use its reasonable efforts not to oppose such publications.

14.	REPRESENTATIONS AND WARRANTIES

14.1.	Power and Authority - Each of the Parties hereby represents and warrants to the other Party that it has the right, power and authority (including full corporate power and authority) to enter into and perform this Agreement and has taken all necessary action to authorise the entry into and performance of this Agreement.

14.2.	Warranties by Hadasit: Hadasit hereby represents and warrants to the Company that

14.2.1.	the HMO Cells and the storage thereof shall comply with the technical specifications referred to in clause 2.6 above and in Appendix E hereto. In the event that Hadasit provides the Company with HMO Cells that are not of the quality and in the quantities agreed in clause 2.6 above and in Appendix E hereto, then the Company may terminate this Agreement, by written notice to Hadasit, provided that such failure shall not constitute a breach of this Agreement by Hadasit;

14.2.2.	Hadasit represents and warrants that as of the 31 May 2009, neither it nor HMO has received any written notice or threat of any action or proceeding regarding the infringement, interference, opposition, or cancellation or other protest relating to the HMO Cells or the Licensed Information.

14.3.	Disclaimer - For the avoidance of doubt, it is agreed that nothing in this Agreement shall constitute a representation or warranty by Hadasit, express or implied that the Additional Line or iPS cells having clinical grade potential will be available at HMO, or that any results will be achieved by the Research, or that the HMO Cells or any portion of the Licensed Information are or will be commercially exploitable or of any use or other value, and subject to clauses 4.1, 4.3, 4.5 and 14.2 above, Hadasit furthermore makes no warranties and representations, express or implied as to the HMO Cells, the Research (including, inter alia, the success thereof) or the Licensed Information, including implied warranties of non-infringement, merchantability, fitness for a particular purpose.

15.	INDEMNIFICATION

15.1.	Hadasit, HMO, Prof. Reubinoff, and the directors, officers, researchers and other employees and consultants of Hadasit and HMO (hereinafter collectively “the Indemnified Parties”), shall not be liable for any claims, demands, liabilities, costs or expenses of whatever kind resulting from third party claims based on any use or exploitation of the HMO Cells and/or the Licensed Information by the Company and/or its Sublicensees or by any person acting in the name of or on behalf of any of the aforegoing, or based on the development, testing, use, production, promotion, provision, sale or other exploitation of the Licensed Products and/or the Drug Screening Products and/or the Services and/or the Work Product by the Company and/or its Drug Screening Affiliates and/or Sublicensees or by any person acting in the name of or on behalf of any of the aforegoing, including, any product liability claims, save to the extent that such liabilities, costs or expenses result from the wilful misconduct of any Indemnified Party (each a “Claim”).

15.2.	The Company shall indemnify and hold harmless such Indemnified Parties from and against any liabilities, costs or expenses resulting from any Claim as aforesaid in clause 15.1 above, as the Company’s exclusive obligation and the Indemnified Parties’ sole remedy, subject to the following (but only to the extent that failure to comply with the provisions set out below jeopardises the defence of any such Claim):

15.2.1.	Hadasit promptly notifying the Company in writing of any such Claim;

15.2.2.	the Company’s right, by written notice to Hadasit, to assume sole control of the defence and/or settlement of such Claim with counsel of its choice, at its own expense, provided that: (a) Hadasit shall be entitled to participate in the defence of such Claim with its own counsel, at its own expense; and (b) no settlement, consent order or consent judgment which involves the admission of any liability or wrongdoing on the part of the Indemnified Party, may be entered into without Hadasit’s prior written consent, which shall not be withheld or delayed unreasonably; and (c) the Company shall keep Hadasit informed of the status and progress of such Claim, the defence thereof and/or settlement negotiations with respect thereto;

15.2.3.	in the event that the Company exercises its right to assume the defence of the Claim as aforesaid: (a) the Indemnified Parties shall furnish to the Company at the reasonable request of the Company all information available to the Indemnified Parties for such defence; (b) the Indemnified Parties shall reasonably cooperate with the Company, at the Company’s cost and expense, in the defence or settlement thereof (including, but not limited to, appearing on behalf of the Company before the court or arbitrator adjudicating the Claim); and

15.2.4.	none of the Indemnified Parties shall make any admissions, concessions or payments with respect to any such Claim without the prior written consent of the Company.

15.3.	The Company shall at its own expense insure its liability pursuant to clause 15.2 above during the period beginning on the Effective Date (and with respect to the Drug Screening Products, the Services and the Work Product - with effect from the Determining Date) and continuing during the entire Royalty Period, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Licensed Products, the Drug Screening Products, the Services, and the Work Product, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, Hadasit, HMO and Prof. Reubinoff and the beneficiaries thereof shall include also the respective employees, officers and directors of Hadasit and HMO. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Hadasit copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy.

The provisions of this clause 15 shall survive the termination of this Agreement for whatsoever reason.

16.	LIMITATION OF LIABILITY

Except for any liability under clause 13 (Confidentiality) and clause 15 (Indemnification), above, neither Party shall be liable to the other Party (whether under contract, tort (including negligence) or otherwise), for any special, punitive, indirect, incidental or consequential damages of any kind, including lost profits, business interruption losses, loss of business or loss of data, arising out of or in connection with the performance of this Agreement, even if such Party is advised or should have known of the possibility thereof.

The provisions of this clause 16 shall survive the termination of this Agreement for any reason whatsoever.

17.	TERMINATION

17.1.	Unless otherwise agreed to in writing, this Agreement shall terminate upon the date of expiry of the last Royalty Period referred to in clause 8.1 above to expire.

17.2.	Without derogating from the Parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Hadasit or the Company may terminate this Agreement by serving a written notice to that effect on the other upon or after:

17.2.1.	the commitment of a material breach hereof by the other Party, which material breach cannot be cured or, if curable, which has not been cured by the Party in breach within 30 (thirty) days after receipt of a written notice from the other Party in respect of such breach, or

17.2.2.	the granting of a winding-up order in respect of the other Party, or upon an order being granted for the appointment of a temporary or permanent liquidator or receiver in respect of such other Party, or if such other Party passes a resolution for its voluntary winding-up, or if a temporary or permanent attachment order is granted on such other Party’s assets, or a substantial portion thereof, or if such other Party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 17.2.2 above under the laws of any jurisdiction occurs in respect of such other Party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act (excluding the days during official court recess under law or regulations).

17.3.

17.3.1.	Hadasit shall be entitled, at its election: (i) to modify the exclusive Licence hereunder so that it is non-exclusive only, by written notice to the Company (any such amendment of this Agreement by Hadasit as aforesaid, being effective immediately, the Company’s consent thereto (written or otherwise) not being required, notwithstanding the provisions of clause 23.3 below), subject to a reduction of 50% (fifty percent) in royalties and any other consideration payable by the Company to Hadasit pursuant to clauses 9.1.1 and 9.1.2 above; or (ii) to terminate this Agreement (including each Licence hereunder), by written notice to the Company (effective immediately), if:

(a)	the Company shall fail to achieve one or more of the Milestones with respect to Implantation Products for Diabetes specified in clause 12.2.1 above by the date specified for such Milestone in such clause (except as a result of force majeure); or

(b)	Following the First Commercial Sale of any Licensed Product, there shall be a period of 12 (twelve) months or more during which no sales of any Licensed Product shall take place (except as a result of force majeure or other factors beyond the control of the Company).

17.3.2.	Without derogating from the provisions of this clause 17.3, failure to comply with any of the Milestones with respect to Implantation Products for Diabetes specified in clause 12.2.1 above (except as a result of force majeure), shall, entitle the Company to terminate this Agreement, by written notice to Hadasit (effective immediately).

17.3.3.	Without derogating from the aforegoing, Hadasit shall be entitled to terminate the non-exclusive Licence mentioned in clause 6.1.2 above, by written notice to the Company (effective immediately), if the Company shall fail to achieve one or more of the Milestones with respect to Other Implantation Products specified in clause 12.2.2 above by the date specified for such Milestone in such clause (except as a result of force majeure). The termination of the non-exclusive Licence as aforesaid shall not affect the exclusive Licence and all the other terms and conditions of this Agreement which shall remain in full force and effect (save for those relating to the non-exclusive Licence and Other Implantation Products).

17.3.4.	For the removal of doubt, failure to comply with any of the Milestones in clause 12.2 above, shall not constitute a breach by the Company of this Agreement.

17.3.5.	The determination as to whether or not there has been a failure to comply with any of the Milestones as aforesaid shall be made by the Company’s Scientific Advisory Board, so long as a representative of Hadasit is a member thereof.

17.3.6.	For the removal of doubt, the provisions set forth herein above shall be subject to any extension of the Milestones pursuant to clause 12.3 hereof.

17.4.	Upon termination of this Agreement for any reason other than due to the passage of time: (i) the HMO Cells shall be returned to HMO or, if mutually agreed, shall be discarded; (ii) all rights in and to the Licensed Information granted to the Company under this Agreement shall revert to Hadasit and the Company shall not be entitled to make any further use thereof; (iii) each Party shall destroy (and confirm such destruction in writing) all drawings, plans, diagrams, specifications, other documentation, models or other physical matter in the possession or control of the other Party in any way containing, representing and embodying Hadasit Confidential Information or the Company Confidential Information, as applicable, except that Hadasit shall be entitled to maintain copies of all reports provided to it by the Company pursuant to this Agreement.

Following expiry of the relevant Royalty Period by the passage of time, the relevant Licence and the Company’s right to use the HMO Cells and the Licensed Information thereunder shall remain in full force and effect.

17.5.	The termination of this Agreement for any reason shall not relieve a Party of any of its respective rights and obligations, which shall have accrued prior to such termination.

17.6.	Notwithstanding termination of this Agreement for any reason, the provisions of clauses 5, 10.6 (subject to the time period set out therein), 10.8 (until the expiry of the time period set out in clause 10.6), 13 (subject to the time period set out therein), 15, 16, clauses 17.4 through 17.6, 18 and 21 through 23 shall continue to apply.

17.7.	Subject to the right of Hadasit to terminate the Licence under clause 17.8 below, the Company’s decision not to exploit the Licence granted to the Company pursuant to clause 6.1.3 above (i.e., whether or not and in what manner to develop and produce the Drug Screening Products and/or whether or not and in what manner to provide the Services), shall be at the Company’s sole discretion, and the Company’s decision not to exploit the aforementioned Licence (or any part thereof) shall not constitute a breach of this Agreement and shall not entitle Hadasit to receive any payment whatsoever.

17.8.	Notwithstanding the provisions of 17.7 above, Hadasit shall be entitled to terminate the Licence granted to the Company pursuant to clause 6.1.3 above, by written notice to the Company (effective immediately), if (i) the Company fails to have commenced the First Commercial Sale with respect to the Services within 3 (three) years of the Determining Date (as defined in clause 6.3 above); or (ii) the First Commercial Sale having occurred, there are no sales of Services during a consecutive period of 3 (three) years (provided, however, that neither of the events mentioned in (i) or (ii) above shall constitute a breach of the Agreement on the part of the Company) unless:

17.8.1.	the Company shall have entered into a Sublicence or service agreement within the said 3 (three) year period, which includes an obligation to pay the Company commercially reasonable fees or other consideration in respect of provision of Services within a period of 5 (five) years; or

17.8.2.	the Company makes payment to Hadasit of: (a) an amount of U.S. $20,000 (twenty thousand U.S. dollars) per year, commencing on the 4th (fourth) anniversary of the Determining Date until the 7th (seventh) anniversary thereof (the first payment to be made on the 4th (fourth) anniversary of the Determining Date, and thereafter on each subsequent anniversary thereof until and inclusive of the 7th (seventh) anniversary thereof); and (b) an amount of U.S. $30,000 (thirty thousand U.S. dollars) per year thereafter, thereby extending the milestone date referred to in this clause 17.8 above on a yearly basis, or in the case of (ii) above the Company makes payment to Hadasit of the said amount at the end of each year during which no sales of Services occurred.

17.9.	The Company shall be entitled to terminate the Licence granted to the Company pursuant to clause 6.1.3 above, by written notice to Hadasit (effective immediately), at any time and for any reason (or for no reason), and such termination shall not entitle Hadasit to receive any payment whatsoever, except as provided below.

In such event –

(i)	the Company’s obligation to pay royalties or any other payment whatsoever with respect to the License granted pursuant to clause 6.1.3 above, shall terminate on the effective date of termination, except for the obligation to pay royalties on Net Sales on Work Product in accordance with clause 9.1.3(i) above and payments on Work Product Receipts in accordance with clause 9.1.3(ii) above which shall continue notwithstanding such termination (without however, derogating from the Company’s obligation to pay royalties in accordance with clause 9.1 above for (a) Net Sales mentioned in clause 1.2.25(ii) and/or (iii) above, (b) Sublicensing Receipts mentioned in clause 1.2.35(ii) and for (c) Work Product Receipts (as applicable) accrued prior to the effective date of termination);

(ii)	the Additional Research Period and the Company’s obligation to pay any amount on account of the Additional Research Budget after the effective date of termination, shall terminate on the effective date of termination; and

(iii)	except as expressly stated in clause 17.9 above, all other rights and obligations of the Parties under this Agreement shall not be affected.

18.	NOTICES

Any notice or other communication required to be given by one Party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next Business Day after receipt of confirmation of transmission; or (iii) 5 (five) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any Party may from time to time in writing designate to the other Party pursuant to this clause 18:

to Hadasit at:	Hadasit Medical Research Services and Development Ltd.
P.O. Box 12000
Jerusalem 91120, Israel
Attention: Dr. Einat Zisman
Facsimile: +972 3 6437712

copies to:	Baratz, & Co.
1 Azrieli Center, Round Tower
Tel-Aviv 67021, Israel
Attention: Yael Baratz, Adv./ Marcella Druck Eytan, Adv.
Facsimile: 03-6073778

to Company at:	Kadimastem Ltd.
7 Pinchas Sapir Street
Weizmann Science Park, Nes Ziona 74036, Israel
Attention: Mr. Yossi Ben-Yossef
Facsimile: + 972 8 9100698

19.	ASSIGNMENT

19.1.	The Company will not be entitled to assign or encumber any or all of its rights or obligations under this Agreement or arising therefrom without the prior written consent of Hadasit. The merger of the Company with another entity whereby the Company is not the surviving entity or the sale of all or substantially all of the Company’s assets or business shall be deemed to be an assignment (“M&A”). Notwithstanding the aforegoing, the Company shall be entitled to assign all its rights and/or obligations in the event of an M&A, provided that: (i) the Company provides written notice to Hadasit of such assignment and M&A; and (ii) the assignee shall undertake in writing to be bound by all of the terms and conditions of this Agreement.

19.2.	Hadasit shall not be entitled to assign or otherwise transfer all or part of its rights and/or obligations under this Agreement without the prior written consent of the Company. Notwithstanding the aforegoing, Hadasit may, without the written consent of the Company, assign this Agreement and any of its rights or obligations hereunder to HMO or to any Affiliate of Hadasit, provided that (i) both Hadasit and the assignee comply with the provisions of clause 4 above, and (ii) such assignee executes and delivers to the Company written confirmation that it agrees to be bound by and subject to the terms of this Agreement and adopts the Agreement with the same force and effect as if it were originally a party thereto.

19.3.	Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

20.	SEVERABILITY

The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the remainder of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

21.	GOVERNING LAW AND JURISDICTION

21.1.	This Agreement shall be governed in all respects by the laws of the State of Israel without giving effect to the principles of conflict of laws that direct that the laws of another jurisdiction apply, and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Tel Aviv-Jaffa, Israel, subject to clauses 21.2 and 21.3 below.

21.2.	In the event of any dispute arising out of or in connection with this Agreement, the Parties shall not be entitled to take any legal action without first referring the dispute to their respective senior executives, who shall endeavour to resolve such dispute and in the event that they fail to resolve the dispute within 30 (thirty) days after such referral, either Party shall be free to take such legal action as it deems fit.

21.3.	All disputes which cannot be resolved by the Parties as aforesaid in clause 21.2 above shall be finally settled by binding arbitration subject to and in accordance with the following provisions:

21.3.1.	the arbitration shall be held in accordance with the Israeli Arbitration Law, 1968;

21.3.2.	the arbitration shall be conducted by 1 (one) arbitrator mutually agreed by the Parties, and failing such agreement within 14 (fourteen) days from the written request of either Party to submit the dispute to arbitration, the arbitrator shall be appointed by the Israeli Institute of Commercial Arbitration at the request of either Party;

21.3.3.	the arbitration shall be conducted in Tel-Aviv, Israel and the language of the arbitration shall be Hebrew;

21.3.4.	the arbitrator shall not be bound by the rules of evidence, but be bound to apply Israeli substantive law, and shall be required to give reasons for his or her decision, and except for the purposes of judicial enforcement of an award, the arbitration shall be confidential;

21.3.5.	the arbitrator shall be empowered to grant any and all relief that he or she may deem appropriate, including injunctive, interlocutory or other interim relief and may make any award with respect to the payment of costs and fees (including attorneys’ fees and legal costs) as he or she may deem appropriate;

21.3.6.	any decision and/or award in such arbitration shall be final and binding on the parties and enforceable in any competent court.

Notwithstanding the aforegoing, each of the Parties shall be entitled to apply, pending arbitration, to the competent courts of Tel Aviv-Jaffa, Israel for orders and preliminary or permanent injunctive relief, to restrain any actual or threatened conduct in violation of this Agreement.

22.	VALUE ADDED TAX

The Company shall pay to Hadasit all amounts of Value Added Tax (if any) imposed on Hadasit under Israeli law in connection with the transactions under this Agreement against tax invoices issued by Hadasit. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

23.	MISCELLANEOUS

23.1.	Headings - The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

23.2.	No Third Party Rights - Save as expressly provided in clauses 13 and 15 above, this Agreement does not, and is not intended to, create or confer any enforceable rights or remedies upon a third party (being any person other than the Parties to this Agreement and their successors and permitted assigns).

23.3.	Entire Agreement; Amendment - This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof (including the Term Sheet dated 25 November 2008 and the Research and Licence Agreement dated 31 May 2009 executed by the Parties, which shall be terminated and have no effect as of the Effective Date) and this Agreement may be amended only by a written document signed by the Parties hereto.

23.4.	Counterparts - This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

23.5.	No Waiver - No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party hereto shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

23.6.	Relationship of Parties - Nothing contained in this Agreement shall be construed to place Hadasit and the Company in a relationship of partners or parties to a joint venture or to constitute either Hadasit or the Company an agent, employee or a legal representative of the other Party and neither Hadasit nor the Company shall have power or authority to act on behalf of the other Party or to bind the other Party in any manner whatsoever.

23.7.	No Deductions or Set-off - All payments to be made to Hadasit hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax (subject to Hadasit furnishing the Company in advance all applicable tax certifications).

23.8.	Interest - Any amount payable hereunder by one of the Parties to the other, that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 10% (ten percent) per annum compounded annually.

23.9.	Legal Costs - Save as expressly otherwise provided in this Agreement, each Party shall pay its own costs and expenses (including attorneys’ fees and legal expenses) relating to the negotiation, preparation, execution and implementation by it of this Agreement.

23.10.	Other Instruments or Acts - Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

[signature page follows]

[Signature page of Amended and Restated Research and Licence Agreement]

IN WITNESS WHEREOF THE PARTIES HAVE HEREUNTO SET THEIR HANDS AS OF THE DATE SET OUT BELOW

for HADASIT MEDICAL RESEARCH		for KADIMASTEM LTD.
SERVICES AND DEVELOPMENT LTD.

Signature:	/s/ Tamar Raz	Signature:	/s/ Yossi Ben Yosef
Name:	Tamar Raz	Name:	Yossi Ben Yosef
Title:	CEO	Title:	CEO
Date:	May 7, 2013	Date:	May 7, 2013